FOR IMMEDIATE RELEASE

December 9, 2021

UTZ BRANDS APPOINTS PAMELA STEWART TO BOARD OF DIRECTORS

HANOVER, Pa. -- (BUSINESS WIRE) -- Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded salty snacks announced today that Pamela Stewart has been appointed as a Director on the Utz Board of Directors (“Board”). In this role, Ms. Stewart will also serve on the Board’s Compensation Committee and provide strategic input to the Utz management team.

“We are excited to welcome Pamela Stewart to the Board of Directors,” said Roger Deromedi, Chairman of the Board of Utz. “As a high-level CPG executive, she brings a wealth of knowledge in the consumer-packaged goods space. We look forward to working with Pamela and leveraging her many experiences to enhance shareholder value in the near-and long-term.”

Ms. Stewart is the President, West Zone Operations, North America Operating Unit of The Coca-Cola Company. During her 20-plus year tenure at Coca-Cola, Ms. Stewart has held leadership positions across finance, revenue growth management, sales, operations, and general management. Ms. Stewart brings a wide range of food and beverage experiences, particularly in working with major retailers and developing new business. Ms. Stewart received a B.B.A. from Georgia State University and an M.B.A. from Oglethorpe University.

“I’m very excited to begin working with the Utz Board and management team,” said Pamela Stewart. “Utz has a unique and storied history in the snack food industry. As it celebrates its 100-year anniversary, I’m excited to contribute and play a role in shaping Utz’s next century of growth.”

Utz Brands snack foods can be found in leading retailers across the U.S. or available online at Utzsnacks.com. Join the conversation on Facebook, Instagram, and Twitter using @UtzSnacks.

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About Utz Brands, Inc.
Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands including Utz®, ON THE BORDER® Chips & Dips, Golden Flake®, Zapp’s®, Good Health®, Boulder Canyon®, Hawaiian® Brand, and TORTIYAHS!®, among others. After nearly a century with strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz’s products are distributed nationally through grocery, mass merchant, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz operates 17 facilities located in Alabama, Arizona, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Nevada, North Carolina, Pennsylvania, and Washington. For more information, please visit www.utzsnacks.com or call 1‐800‐FOR‐SNAX.
Investors and others should note that Utz announces material financial information to its investors using its investor relations website (investors.utzsnacks.com), SEC filings, press releases, public conference calls and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other issues. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s investor relations website.

Utz Brands, Inc. Contacts:

Media
Kevin Brick
kbrick@utzsnacks.com

Investors
Kevin Powers
kpowers@utzsnacks.com